Exhibit 10.13

EXECUTION VERSION

CREDIT AGREEMENT

This Credit Agreement (this “Agreement”) dated as of September 2, 2015 is hereby entered into between Opus Bank (the “Bank”), and its successors and assigns, whose address is 19900 MacArthur Boulevard, Irvine, California 92612 (together with its successors and assigns, the “Bank”), and Medical Transcription Billing, Corp., a Delaware corporation (the “Borrower”), whose address is 7 Clyde Road, Somerset, New Jersey 08873.

1.	Credit Facilities.

1.1	Scope. Subject to the terms and conditions herein, the Bank agrees to make extensions of credit to the Borrower pursuant to procedures established from time to time by the Bank. No procedure agreed to by the Bank with respect to the making of extensions of credit, including automatic loan sweeps, shall vary the terms or conditions of this Agreement or the other Loan Documents regarding the credit facilities hereunder.

1.2	Term Loan. The Bank agrees to extend credit to the Borrower on the date hereof in the form of a single term loan in the original principal amount of Four Million Dollars and No/100 Cents ($4,000,000.00) (the “Term Loan”). The Term Loan shall be evidenced by and repayable as set forth in a promissory note payable to the order of the Bank executed by the Borrower concurrently with this Agreement (together with all renewals, modifications and extensions thereof, the “Term Note”). The proceeds of the Term Loan will be used primarily to refinance existing indebtedness with TD Bank and other existing indebtedness and fund loan fees consistent with this Agreement.

The Term Loan is evidenced by and repayable with interest at the Note Rate (as defined in the Term Note) in accordance with the terms of this Agreement and the Term Note. Borrower will make the following monthly payments under the Term Note: (a) beginning on October 1, 2015 and continuing monthly thereafter (on the first Business Day of each month) until and including September 1, 2016 payments of all accrued and unpaid interest, and (b) beginning on October 1, 2016, and continuing monthly thereafter (on the first Business Day of each month) principal payments of $111,111.11 plus a payment of all accrued and unpaid interest until September 1, 2019, at which time the entire remaining outstanding balance of principal and all accrued but unpaid interest will be paid in full. Borrower’s obligations under the Term Loan will be secured as provided in Section 6. In addition to interest as set forth herein, Borrower shall pay to Bank a late charge equal to the greater of (i) five percent (5.00%) of the total payment due, or (ii) $10.00 per late charge, in the event any such amount is not paid within one (1) day after the date when due.

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1.3	Line of Credit. Subject at all times to the terms and limitations set forth herein, the Bank agrees to extend credit to the Borrower on a revolving basis from time to time prior to the Expiration Date in one or more Advances in an aggregate principal amount not to exceed at any time outstanding Two Million Dollars and No/100 Cents ($2,000,000.00) (the “Maximum Revolving Commitment Amount”) in the aggregate at any one time outstanding (the “Line of Credit” and together with the Term Loan and the Additional Term Loan, the “Facility”). The Line of Credit shall be evidenced by and repayable as set forth in a promissory note payable to the order of the Bank executed by the Borrower concurrently with this Agreement (together with all renewals, modifications and extensions thereof, the “Line of Credit Note”). The proceeds of the Line of Credit shall be used solely for general corporate purposes.

Borrower may irrevocably request an Advance under the Line of Credit in a minimum amount of $100,000 or a higher integral multiple of $50,000 by delivering a Notice of Borrowing as set forth in Section 3.2.C hereof.

Within the limits and subject to and upon the terms and conditions herein set forth, amounts under the Line of Credit may be borrowed and repaid and re-borrowed from time to time, without premium or penalty. The aggregate unpaid principal amount of the Line of Credit outstanding at any time shall not exceed the Maximum Revolving Commitment Amount. Borrower’s obligations under the Line of Credit Note will be secured as provided in Section 6 hereof and in each of the Security Agreements.

Upon the satisfaction of the conditions set forth herein and provided further that the aggregate principal balance of the Line of Credit outstanding at any time does not exceed the Maximum Revolving Commitment Amount, the Bank agrees to make Advances to Borrower, from time to time, from the date hereof and until the Expiration Date. Whenever Borrower desires to request an Advance under the Line of Credit, Borrower shall deliver a Notice of Borrowing to Bank as set forth in Section 3.2C hereof. Each Advance will be conclusively deemed to have been made at the request of and for the benefit of Borrower when it is credited to any deposit account of Borrower maintained at the Bank or when such Advance is funded in accordance with the instructions of a Person duly authorized by Borrower. If, at any time, the aggregate outstanding principal amount of the outstanding Advances exceeds the Maximum Revolving Commitment Amount, Borrower will immediately, upon written notice from the Bank, pay to the Bank (in immediately available funds) an amount equal to the difference between the aggregate outstanding principal amount of the Advances and the Maximum Revolving Commitment Amount.

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Borrower will make monthly payments of accrued and unpaid interest at the Note Rate, beginning on October 1, 2015, and continuing monthly thereafter (on the first Business Day of each month) until September 1, 2018, at which time all then remaining accrued principal and interest will be paid in full. In addition to interest as set forth herein, Borrower shall pay to Bank a late charge equal to the greater of (i) five percent (5.00%) of the total payment due, or (ii) $10.00 per late charge, in the event any such amount is not paid within one (1) day after the date when due.

Borrower shall pay to the Bank a facility fee equal to 0.50% per annum on the daily average unused amount of the Maximum Revolving Commitment Amount, computed on a quarterly basis in arrears on the last day of each calendar quarter. Such facility fee shall accrue from the Closing Date (including at any time during which one or more conditions in Section 3 are not met) to the Expiration Date and shall be due and payable quarterly in arrears on the first Business Day of each succeeding calendar quarter and on the Expiration Date. Borrower may at any time and from time to time, without premium or penalty, permanently and irrevocably reduce the Maximum Revolving Commitment Amount in a minimum amount of $100,000 or a higher integral amount of $100,000 or terminate the Revolving Loan by providing written notice of the same to Bank.

1.4	Additional Term Loan. At any time prior to November 30, 2015, Borrower may request the Bank an additional term loan (the “Additional Term Loan”) in an aggregate additional amount not to exceed Four Million Dollars and No/100 Cents ($4,000,000.00) (such request referred to herein as a “Additional Term Loan Request”). Any Additional Term Loan Request shall be in writing and shall set forth the requested amount of Four Million Dollars and No/100 Cents ($4,000,000.00). The Additional Term Loan shall be evidenced by and repayable as set forth in an additional promissory note payable to the order of the Bank executed by the Borrower concurrently with the Additional Term Loan (together with all renewals, modifications and extensions thereof, the “Additional Term Note”) substantially in the form (including, without limitation, an interest rate equal to the Note Rate defined therein) of the Term Note. The proceeds of the Additional Term Loan shall be used solely for general corporate purposes (including, but not limited to, future acquisitions and Borrower’s long-term growth).

The Additional Term Loan is evidenced by and repayable with interest in accordance with the terms of this Agreement and the Additional Term Note. Borrower will make the following monthly payments under the Additional Term Note: (a) beginning on first Business Day of the month after the funding of the Additional Term Loan and continuing monthly thereafter (on the first Business Day of each month) for a period of nine (9) months, payments of all accrued and unpaid interest, and (b) beginning first Business Day of the month that is ten (10) months after the funding of the Additional Term Loan, and continuing monthly thereafter (on the first Business Day of each month) principal payments in an amount sufficient to amortize completely the Additional Term Loan over the remaining term of the Additional Term Loan plus a payment of all accrued and unpaid interest until September 1, 2019, at which time the entire remaining outstanding balance of principal and all accrued but unpaid interest will be paid in full. Borrower’s obligations under the Additional Term Loan will be secured as provided in Section 6. In addition to interest as set forth herein, Borrower shall pay to Bank a late charge equal to the greater of (i) five percent (5.00%) of the total payment due, or (ii) $10.00 per late charge, in the event any such amount is not paid within one (1) day after the date when due.

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2.	Definitions. As used in this Agreement, the following terms have the following respective meanings:

2.1	“Account” shall mean a trade account, account receivable, other receivable, or other right to payment for goods sold or leased or services rendered owing to the Borrower (or to a third party grantor acceptable to the Bank).

2.2	“Account Debtor” shall mean a Person obligated upon an Account.

2.3	“Advance” shall mean a disbursement of loan funds from the Bank under the Line of Credit.

2.4	“Affiliate” shall mean (a) any Person directly or indirectly Controlling, Controlled by, or under common Control with the Borrower and (b) any member or manager of the Borrower or any subsidiary of the Borrower.

2.5	“Asset Coverage Ratio” shall mean, for any date of determination, for Borrower, the ratio of (a) the sum of (i) Cash held in the Designated Deposit Account or a Permitted Deposit Account and (ii) Eligible Accounts, in each case as of such date, to (b) Indebtedness relating to both the Line of Credit and the Additional Term Loan outstanding under this Agreement as of such date.

2.6	“Borrower Equityholder” shall mean any Person which is a holder of Equity Interests of the Borrower.

2.7	“Business Day” shall mean a day (other than a Saturday or Sunday) on which the Bank is open for commercial banking business in New York, New York

2.8	“Cash” or “Cash Equivalents” shall mean assets properly classified as “marketable securities”, “cash”, “cash equivalents”, “restricted cash” or “short term investments” under GAAP.

2.9	“Change in Control” shall mean the direct or indirect acquisition by any person (as such term is used in Section 13(d) and Section 14(d)(2) of the Exchange Act (other than Mr. Mahmud Haq, any member of his immediate family, and any “person” or “group” under Section 13(d)(3) of the Exchange Act, that is controlled by Mr. Haq or any member of his immediate family, any beneficiary of the estate of Mr. Haq, or any trust, partnership, corporate or other entity controlled by any of the foregoing), of (a) beneficial ownership of the issued and outstanding shares of voting stock or similar equity interest of Borrower, the result of which acquisition is that such person or group possesses in excess of 50% of the combined voting power of all then-issued and outstanding voting stock of Borrower, or (b) the power to elect, appoint, or cause the election or appointment of at least a majority of the members of the board of directors of Borrower.

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2.10	“Change in Law” shall mean the occurrence, after the date of this Agreement, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any governmental authority or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any governmental authority; provided that, notwithstanding any of the foregoing, (1) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines and directives thereunder or issued in connection therewith and (2) all requests, rules, guidelines and directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted or issued.

2.11	“Collateral” shall have the meaning set forth in the Security Agreement.

2.12	“Consolidated Adjusted EBITDA” shall mean, for any period, Borrower’s and its Subsidairies’ net income before taxes, plus interest expense, plus depreciation expense, plus amortization expense, plus all non-cash charges and expenses, including expenses related to the impairment of goodwill, employee stock compensation and any incremental non-cash charges or reduction in revenue as a result of any purchase accounting adjustments recorded as a result of acquisitions, plus all losses during such period resulting from the disposition of any asset of Borrower or any Subsidiary outside the ordinary course of business, to the extent permitted by this Agreement, plus integration and transaction costs associated with acquisitions or RCM Company Partnerships (including referral fees and any operating losses incurred during the first 150 days after such a transaction), plus any increase in sales and marketing expenses above the average sales and marketing expenses during the four quarters from July 1, 2014 to June 30, 2015 agreed upon in writing by Bank, plus all expenses and losses that are properly classified as extraordinary in accordance with GAAP or are unusual or non-recurring, plus, to the extent not capitalized, all fees and expenses incurred in connection with the Loan Documents for such period, plus, the change to deferred revenue from the beginning of such period to the end of such period, in each case, without duplication and with respect to the Borrower and its Subsidiaries.

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2.13	“Control”, as used with respect to any Person, shall mean the power to direct, or cause the direction of, the management and policies of such Person, directly or indirectly, whether through the ownership of Equity Interests, by contract, or otherwise. "Controlling" and "Controlled" have meanings correlative thereto.

2.14	“Credit Facilities” shall mean all extensions of credit from the Bank to the Borrower, whether now existing or hereafter arising, including those described in Section 1.

2.15	“Default” shall mean any event that, if it continues uncured, will, with the lapse of time or the giving of notice or both, constitute an Event of Default.

2.16	“Delivery Day” means a day other than a Saturday, a Sunday or any other day on which national banking associations are authorized to be closed.

2.17	“Designated Deposit Account” means a deposit account maintained by Borrower with the Bank, as from time to time designated by Borrower to Bank in writing. As of the Closing Date the Designated Deposit Account is Opus Bank account number 48331177.

2.18	“Distributions” shall mean all dividends and other distributions made by the Borrower to the owners of its Equity Interests, including shareholders, partners, owners or members, as the case may be, other than salary, bonuses, and other compensation for services expended in the ordinary course of business in the current accounting period.

2.19	“Domestic Material Subsidiary” shall mean any Domestic Subsidiary that is also a Material Subsidiary.

2.20	“Domestic Subsidiary” shall mean any Subsidiary of Borrower or any other Obligor that is organized under the laws of the United States of America, any state or territory thereof, or the District of Columbia.

2.21	“Eligible Accounts” shall mean with respect to Borrower, as of any date of determination, subject to modification by the Bank in its reasonable discretion based upon the results of a field audit, the face value of each account (as used in this definition, each such account, an “Account”) arising out of any contract or agreement which is a bona fide, non-contingent, existing obligation of the named account debtor thereunder (as used in this definition, and with respect to each individual contract or agreement, an “Account Debtor”, and includes, without limitation, to the extent the same constitute an asset under GAAP, amounts due from credit card processors, regardless of whether the same are otherwise not broken out by Account Debtor) actually and absolutely owing to Borrower and arising from the sale and delivery of merchandise or the rendering of services to such Account Debtor in the ordinary course of Borrower’s business as presently conducted for which the Account Debtor has been billed and such Account satisfies and continues to satisfy the following requirements:

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(i)                the Account is evidenced by an invoice that has not remained unpaid for a period exceeding ninety (90) days or more beyond the date of the invoice;

(ii)               the Account is not due from an Account Debtor whose debt on Accounts that are unpaid for a period exceeding ninety (90) days or more after the invoice date of the respective invoices exceeds twenty-five percent (25%) of such Account Debtor’s total debt to Borrower;

(iii)              the Account is a valid, legally enforceable obligation of the Account Debtor and no offset (including, without limitation, discounts, advertising allowances, counterclaims or contra accounts) or other defense on the part of such Account Debtor or any claim on the part of such Account Debtor denying liability thereunder has been asserted; provided, however, that if the Account is subject to any such offset, defense or claim, or any inventory related thereto has been returned, such account shall not be an Eligible Receivable only to the extent of the maximum amount of such offset, defense, claim or return and the balance of such Account, if it otherwise represents a valid, uncontested and legally enforceable obligation of the Account Debtor and meets all of the other criteria for eligibility set forth herein, shall be considered an Eligible Receivable;

(iv)             the services have been performed or the subject merchandise has been shipped or delivered on open Account to the named Account Debtor on an absolute sale basis and not on a bill-and-hold, consignment, on approval or subject to any other repurchase or return agreement and no material part of the subject goods has been returned;

(v)               the Account does not represent a pre-billing, prepaid deposit, retention billing or progress billing;

(vi)              other than pursuant to the Security Documents, the Account is not subject to any Lien or security interest whatsoever other than Permitted Liens;

(vii)             the Account is not evidenced by chattel paper or an instrument of any kind;

(viii)           the Account has not been turned over to any Person for collection;

(ix)              the Account is not owing by an Account Debtor who has become insolvent or is the subject of any bankruptcy, arrangement, reorganization proceedings or other proceedings for relief of debtors;

(x)               the Account is not owing by an Account Debtor that (A) is an Affiliate of Borrower, (B) is a Governmental Authority (except to the extent that Borrower has complied with the Federal Assignment of Claims Act of 1940, as amended, or analogous state statutes, in a manner reasonably satisfactory to Bank), or (C) except to the extent approved by Bank in its sole discretion, is organized under the laws of, or has its principal place of business outside, Canada, the United States of America or any state or any province thereof; and

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(xi)              unless previously agreed to by the Bank in writing, the aggregate amount of Accounts payable by the Account Debtor of the Account does not constitute more than 30% of all Accounts of Borrower.

2.22	“Equity Interests” shall mean shares of capital stock, partnership interests, membership interests in a limited liability company, beneficial interests in a trust or other equity ownership interests in a Person, and any warrants, options or other rights entitling the holder thereof to purchase or acquire any such equity interest.

2.23	“Event of Default” shall have the meaning set forth in Section 8.1.

2.24	“Excluded Taxes” shall mean any of the following Taxes imposed on or with respect to the Bank or required to be withheld or deducted from a payment to the Bank: (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes and branch profits Taxes, in each case, imposed as a result of the Bank being organized under the laws of, or having its principal office or its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof), (b) U.S. federal withholding Taxes imposed on amounts payable to or for the account of the Bank with respect to an applicable interest in an Advance, the Term Loan or any commitment of the Bank hereunder to a law in effect on the date on which (1) the Bank acquires such interest in such Advance, the Term Loan or such commitment or (2) the Bank changes its lending office, except to the extent that, pursuant to Section 9.14, amounts with respect to such Taxes were payable to the Bank immediately before it changed its lending office.

2.25	“Expiration Date” shall mean September 1, 2018, as such date may be extended by the Bank in writing from time to time in its sole discretion.

2.26	“First Tier Foreign Subsidiary” shall mean, at any date of determination, each foreign Material Subsidiary in which Borrower or any of its Domestic Subsidiaries owns directly more than 50%, in the aggregate, of the capital stock of such Subsidiary.

2.27	“GAAP” shall mean generally accepted accounting principles in the United States set forth from time to time in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board (or agencies with similar functions of comparable stature and authority within the U.S. accounting profession), which are applicable to the circumstances as of the date of determination.

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2.28	“Guarantee” shall mean any agreement, undertaking or arrangement by which any Person guarantees, endorses or otherwise becomes or is contingently liable upon (by direct or indirect agreement, contingent or otherwise, to provide funds for payment, to supply funds to or otherwise to invest in a debtor, or otherwise to assure a creditor against loss) any indebtedness, obligation or other liability of any other Person (other than endorsements of instruments for deposit or collection in the ordinary course of business), or guarantees the payment of dividends or other distributions upon the Equity Interests of any other Person. The amount of any Person’s obligation in respect of any Guarantee shall (subject to any limitation set forth therein) be deemed to be the lesser of (a) the principal amount of the debt, obligation or other liability supported thereby and (b) the maximum amount for which such Person may be liable pursuant to the terms of the instrument embodying such Guarantee, unless such primary obligation and the maximum amount for which such Person may be liable are not stated or determinable, in which case the amount of such Guarantee shall be such Person’s maximum reasonably anticipated liability in respect thereof as determined by such Person in good faith.

2.29	“Guarantor” shall mean any Person that has entered into a Guaranty.

2.30	“Guaranty” means a Guaranty, substantially in the form of Exhibit G, from a Guarantor in favor of the Bank, including, without limitation, each Guaranty executed pursuant to the terms of Section 4.16, as the same may from time to time be amended, modified or supplemented.

2.31	“Indebtedness” of any Person shall mean, without duplication, (a) all indebtedness of such Person for borrowed money, whether or not evidenced by bonds, debentures, notes or similar instruments, (b) all obligations of such Person as lessee under capital leases which have been or should be recorded as liabilities on a balance sheet of such Person in accordance with GAAP, (c) all obligations of such Person to pay the deferred purchase price of property or services (excluding trade accounts payable in the ordinary course of business), (d) all indebtedness secured by a Lien on the property of such Person, whether or not such indebtedness shall have been assumed by such Person (it being understood that if such Person has not assumed or otherwise become personally liable for any such indebtedness, the amount of the Indebtedness of such Person in connection therewith shall be limited to the lesser of the face amount of such indebtedness or the fair market value of all property of such Person securing such indebtedness), (e) all obligations, contingent or otherwise, with respect to the face amount of all letters of credit (whether or not drawn) and banker’s acceptances issued for the account of such Person, (f) all net obligations of such Person under Rate Mangement Transactions, (g) all Guarantees of such Person in respect of obligations of the types referred to in clauses (a) through (f) and (h) all Indebtedness of any partnership in which such Person is a general partner unless such debt is made expressly non-recourse to such Person.

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2.32	“Indemnified Taxes” shall mean (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of the Borrower or any other Obligor under any Loan Document and (b) to the extent not otherwise described in the foregoing clause (a), Other Taxes.

2.33	“Investment” shall mean (a) the purchase or acquisition of, or the making of any commitment to purchase or acquire, any Equity Interest or other obligation or security of, or any interest in, any Person, (b) the acquisition of all or substantially all of the assets of a Person, or of any business or division of a Person, (c) the merger or consolidation or any other combination with another Person or (d) the making of any advance, loan, extension of credit or capital contribution to or any other investment in, any Person.

2.34	“Landlord Agreements” shall mean those certain lien waivers from the lessor of any location where Borrower maintains Collateral, in form and substance reasonably satisfactory to Bank, including, without limitation, (i) waiver of said lessor’s lien rights with respect to any property of Borrower located thereon and (ii) reasonable rights on entry for Bank (and its agents) to assemble and remove any Collateral located on such premises.

2.35	“Liabilities” shall mean all obligations, indebtedness and liabilities of the Borrower to any one or more of the Bank and any of its subsidiaries, affiliates or successors, now existing or later arising, including all loans, advances, interest, costs, overdraft indebtedness, credit card indebtedness, lease obligations, or obligations relating to any Rate Management Transaction, all monetary obligations incurred or accrued during the pendency of any bankruptcy, insolvency, receivership or other similar proceedings, regardless of whether allowed or allowable in such proceeding, and all renewals, extensions, modifications, consolidations or substitutions of any of the foregoing, whether the Borrower may be liable jointly with others or individually liable as a debtor, maker, co-maker, drawer, endorser, guarantor, surety or otherwise, and whether voluntarily or involuntarily incurred, due or not due, absolute or contingent, direct or indirect, liquidated or unliquidated.

2.36	“Lien” shall mean any mortgage, deed of trust, pledge, charge, encumbrance, security interest, collateral assignment or other lien or restriction of any kind.

2.37	“Line of Credit” shall have the meaning set forth in Section 1.3.

2.38	“Line of Credit Note” shall have the meaning set forth in Section 1.3.

2.39	“Loan Documents” shall mean this Agreement, the Notes, the Security Agreement, any Pledge Agreements, the Perfection Certificate, and all the other reimbursement agreements, security agreements, mortgages, deeds of trust, pledge agreements, assignments, guaranties, and other instruments and documents in connection with this Agreement executed by the Borrower or any other Obligor in favor of the Bank or in connection with any of the Liabilities.

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2.40	“Material Subsidiaries” shall mean each subsidiary of a Borrower which has assets with a total book value greater than 10% of the consolidated total assets of such Borrower and its subsidiaries, determined as of the end of the fiscal quarter immediately preceding the date of determination.

2.41	“Material Contract” means each contract or agreement binding upon Borrower which comprises more than 2.00% of the Borrower’s revenue during the preceding six months.

2.42	“Notes” shall mean, collectively, the Line of Credit Note, the Term Note and all other promissory notes from time to time evidencing the Liabilities.

2.43	“Obligor” shall mean the Borrower and any guarantor, surety, co-signer, endorser, general partner or other Person that may now or in the future be obligated to pay or perform any of the Liabilities.

2.44	“Other Taxes” shall mean all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document.

2.45	“Perfection Certificate” shall mean that certain Perfection Certificate dated as of the date hereof executed by Borrower.

2.46	“Permitted Acquisitions” shall mean the purchase or other acquisition, by merger or otherwise, by Borrower or any of its Subsidiaries of all of the capital stock in, or all or substantially all of the assets (or all or substantially all the assets constituting a business unit, division, product line or line of business) of any Person (including the creation and capitalization of any Subsidiary necessary to consummate such purchase or acquisition); provided that:

(1) all transactions related to such purchase or acquisition shall be consummated in all material respects in accordance with all applicable law;

(2) Borrower shall give Bank at least ten (10) Business Days prior written notice of any such purchase or acquisition;

(3) Cash consideration paid for all such purchases or acquisitions shall not exceed, in the aggregate, $19,000,000 during the term of this Agreement;

(4) the Board of Directors of the Person to be acquired (or whose assets are to be acquired) has not indicated publicly its opposition to the consummation of such acquisition or purchase (which opposition has not been publicly withdrawn);

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(5) such purchase or acquisition shall be of a Person in substantially the same line of business as Borrower; and

(6) (x) immediately before and immediately after giving effect to any such purchase or other acquisition, no Event of Default shall have occurred and be continuing and (y) immediately after giving effect to such purchase or other acquisition, Borrower and its Subsidiaries can demonstrate compliance on a pro forma basis with the covenants set forth in Section 5.3 hereof, for the period ending as of the last fiscal quarter that Borrower has delivered a covenant compliance certificate pursuant to Section 4.5B or Section 4.5D.

2.47	“Permitted Deposit Account” shall mean any deposit account maintained by Borrower with a bank other than Bank that is subject to a deposit account control agreement in favor of Bank on terms satisfactory to Bank in its sole discretion that is delivered to Bank on or prior to five Business Days after the Closing Date, but excluding any deposit account not maintained with the Bank after 60 days after the Closing Date.

2.48	“Permitted Distributions” shall mean (i) the conversion of any of Borrower’s convertible securities into other securities pursuant to the terms of such convertible securities or otherwise in exchange thereof and Borrower’s payment of cash in lieu of the issuance of fractional shares in connection with any such conversion, (ii) Borrower’s payment of dividends solely in common stock, (iii) Borrower’s payment of cash dividends to the holders of Series A Preferred Stock in accordance with the terms thereof, (iv) Borrower’s repurchase of the stock of former employees, directors or consultants pursuant to stock repurchase agreements or other similar agreements provided, that such repurchases do not exceed in the aggregate $100,000 in cash per fiscal year and (v) any distribution or dividend by any Subsidiary of Borrower to Borrower.

2.49	“Permitted Investments” shall mean:

(a)           Investments existing as of the date hereof and set forth in Schedule 2;

(b)           (i) Investments consisting of Cash Equivalents; and (ii) any Investments permitted by Borrower’s Board-approved cash management investment policy;

(c)           Investments consisting of deposit accounts or securities accounts provided that Bank has a perfected security interest in each such account to the extent required under this Agreement (provided, however, that nothing in this definition shall be construed to limit the requirements of Section 4.19 below);

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(d)           Investments (i) by Borrower in Subsidiaries that are not Guarantors not to exceed $300,000 in the aggregate in any fiscal year; (ii) by Borrower in Subsidiaries that are Guarantors; and (iii) by Subsidiaries that are Guarantors in other Subsidiaries that are Guarantors or in Borrower;

(e)           Investments consisting of travel advances and employee relocation loans and other employee loans and advances in the ordinary course of business;

(f)           Investments (including debt obligations) received in connection with the bankruptcy or reorganization of customers or suppliers or in settlement of delinquent obligations of, and other disputes with, customers or suppliers arising in the ordinary course of business;

(g)           Investments consisting of notes receivable of, or prepaid royalties and other credit extensions, to customers and suppliers, in the ordinary course of business;

(h)           Investments constituting Permitted Acquisitions; and

(i)            Other Investments in an aggregate amount not to exceed $100,000 in any fiscal year.

2.50	“Permitted Liens” shall have the meaning set forth in Section 5.2E.

2.51	“Person” shall mean any individual, corporation, partnership, limited liability company, joint venture, joint stock association, association, bank, business trust, trust, unincorporated organization, any foreign governmental authority, the United States of America, any state of the United States and any political subdivision of any of the foregoing or any other form of entity.

2.52	“Pledge Agreement” shall mean the Security and Pledge Agreement (Stock, Membership Interests, Partnership Interests) dated as of the date hereof between the Bank and Parent evidencing the Parent’s pledge of the assets described therein, in the form of Exhibit D hereto.

2.53	“Premises” shall mean the locations at which the Borrower currently conducts business and located at 7 Clyde Road, Somerset, NJ 08873 and various satellite locations.

2.54	“Property” shall mean any interest in any kind of property or asset, whether real, personal or mixed, tangible or intangible.

2.55	“Rate Management Transaction” shall mean any rate swap, basis swap, forward rate transaction, commodity swap, commodity option, equity or equity index swap, equity or equity index option, bond option, interest rate option, foreign exchange transaction, cap transaction, floor transaction, collar transaction, forward transaction, or any other similar transaction (including any option with respect to these transactions) or any combination thereof, whether linked to one or more interest rates, foreign currencies, commodity prices, equity prices or other financial measures.

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2.56	“RCM Company Partnership” shall mean a partnership between the Borrower and a revenue cycle management company (e.g., Borrower’s partnerships with Valiant Management Services and Silvertree Health) in which: (a) the Borrower agrees to provide revenue cycle management and/or related services to the revenue cycle management company’s customers; (b) said revenue cycle management company agrees to share the revenues or profits generated from said customers with the Borrower; and (c) neither party (including any Subsidiary or Affiliate of either party) acquires all or substantially all of the other party’s capital stock or assets.

2.57	“Security Agreement” shall mean the Security Agreement dated as of the date hereof between the Bank and the Borrower evidencing the Bank’s security interest in the assets of the Borrower described therein.

2.58	“Senior Leverage Ratio” means, as of the last day of any fiscal quarter, the ratio of (a) the aggregate principal amount outstanding under the Credit Facilities as of such date to (b) Borrower’s Consolidated Adjusted EBITDA for the period of the four (4) consecutive fiscal quarters ending on such date.

2.59	“Series A Preferred Stock” shall mean the preferred stock of the Borrower as may be offered by the Borrower pursuant to its Registration Statement on Form S-1 (no. 333-205664), as amended and originally filed with the Securities and Exchange Commission on July 15, 2015.

2.60	“Solvent” shall mean, as to any Person at any time, that (i) the fair value of the property of such Person is greater than the amount of such Person’s liabilities (including disputed, contingent and unliquidated liabilities) as such value is established and liabilities evaluated for purposes of Section 101(32) of Title 11 of the United States Code (as amended, the “Bankruptcy Code”); (ii) the present fair saleable value of the property of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured; (iii) such Person is able to realize upon its property and pay its debts and other liabilities (including disputed, contingent and unliquidated liabilities) as they mature in the normal course of business; (iv) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay as such debts and liabilities mature; and (v) such Person is not engaged in business or a transaction, and is not about to engage in business or a transaction, for which such Person’s property would constitute unreasonably small capital.

2.61	“Subsidiary” of a Person shall mean a corporation, partnership, joint venture, limited liability company or other business entity of which a majority of the shares of securities or other interests having ordinary voting power for the election of directors or other governing body (other than securities or interests having such power only by reason of the happening of a contingency) are at the time beneficially owned or controlled, directly, or indirectly through one or more intermediaries, or both, by such Person. Unless otherwise specified, all references to a “Subsidiary” or to “Subsidiaries” in this Agreement shall refer to a Subsidiary or Subsidiaries of Borrower.

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2.62	“Taxes” shall mean all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any governmental authority, including any interest, additions to tax or penalties applicable thereto.

2.63	“Term Loan” shall have the meaning set forth in Section 1.2.

The definitions of terms herein shall apply equally to the singular and the plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include” and “including” shall be deemed to be followed by the phrase “without limitation”. The word “will” shall be construed to have the same meaning and effect as the word “shall”. Unless the context requires otherwise, (1) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendment, supplement or other modification set forth herein), (2) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (3) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (4) all references herein to Sections, clauses, Exhibits and Schedules shall be construed to refer to Sections and clauses of, and Exhibits and Schedules to, this Agreement, (5) any reference to any law or regulation herein shall, unless otherwise specified, refer to such law or regulation as amended, modified or supplemented from time to time, and (6) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

All terms of an accounting or financial nature shall be construed in accordance with GAAP, as in effect from time to time; provided, however, that (x) any obligations of a Person under a lease (whether existing now or entered into in the future) that is not (or would not be) a capital lease obligation under GAAP as in effect on the date hereof shall not be treated as a capital lease obligation solely as a result of the adoption of changes in GAAP and (y) if Borrower notifies the Bank that Borrower wishes to amend any covenant in Section 5.3 or any related definition to eliminate the effect of any change in GAAP occurring after the date of this Agreement on the operation of such covenant and the Bank consents in writing (or if the Bank notifies Borrower that the Bank wishes to amend any covenant in Section 5.3 or any related definition for such purpose), then Borrower’s compliance with such covenant shall be determined on the basis of GAAP in effect immediately before the relevant change in GAAP became effective.

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3.	Conditions Precedent.

3.1	Conditions Precedent to Initial Extension of Credit. The obligation of the Bank to make the initial credit extension hereunder is subject to the receipt by the Bank of the following, each in form and substance satisfactory to the Bank:

A.            Loan Documents. This Agreement, the Notes, the Warrant in the form of Exhibit B hereto, the Security Agreement, the Pledge Agreement, any other security agreements, financing statements, subordination agreements, deposit account control agreements, and any other Loan Documents which the Bank may reasonably require to give effect to the transactions described in this Agreement;

B.            Evidence of Due Organization and Good Standing. Evidence, satisfactory to the Bank, of the due organization and good standing of the Borrower in each state in which the Borrower is doing business, including the state of Delaware;

C.            Evidence of Authority to Enter into Loan Documents. Evidence that (i) the Borrower is authorized to enter into the transactions described in this Agreement and the other Loan Documents, and (ii) the officer or other Person signing on behalf of the Borrower is authorized to do so.

D.            Other Due Diligence. Satisfactory completion of the Bank’s due diligence, including satisfactory completion by the Bank of a collateral field audit.

E.            Liens on Property. Evidence, satisfactory to the Bank, that all personal property, fixtures and equipment, etc., in which the Bank is taking a security interest is free and clear of all Liens of every nature and description other than Permitted Liens.

F.            Insurance. Insurance policies with premiums prepaid, with issuing companies, coverages and amounts as are ordinarily carried by other companies similarly situated in operating like business and properties, including products liability insurance, and insuring the Collateral against loss or damage by fire and such other hazards, including extended coverage, vandalism, malicious mischief, and comprehensive public liability insurance complying with Section 4.1. All policies shall name the Bank as additional insured and loss payee with endorsements acceptable to the Bank.

G.            Authority. (1) A copy of the certificate of incorporation of the Borrower, certified by the Delaware Secretary of State; (2) a Certificate of Good Standing from the Delaware Secretary of State for the Borrower; (3) a copy of the Borrower’s bylaws and all amendments thereto; (4) certified resolutions of the Borrower’s members/managers, authorizing the transactions described herein; (5) an incumbency certificate setting forth the names, titles and true signatures of all officers or other Persons authorized to execute and deliver Loan Documents on behalf of the Borrower; and (6) a certification that no event of dissolution has occurred with respect to the Borrower.

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H.            Accounts. Evidence that the Borrower’s deposit and operating account(s) (other than an Permitted Deposit Account but including, without limitation, the Designated Deposit Account) are with the Bank and Borrower shall have completed all necessary documentation to authorize Bank to make ACH withdrawals from the Designated Deposit Account for all principal, interest and fee payments due under the Loan Documents.

I.            Payment of Fees. Contemporaneous with the closing, all of the Bank’s costs of providing the Credit Facilities, including all costs of insurance, filings and recordings, and the reasonable fees of the attorneys for the Bank with respect to preparation and review of the Loan Documents. In addition, contemporaneous with the closing, the Borrower shall have paid to the Bank a loan fee in an aggregate amount of $100,000.

J.            Reports and Appraisals. Copies of all inspection reports, collateral audits and appraisals related to the Collateral as the Bank deems necessary in its sole discretion.

K.            Warrants. The Bank shall have received a warrant to purchase Common Stock (such warrant to purchase Common Stock issued to the Bank, together with (i) any additional warrant issued in connection with this Agreement, or (ii) any additional warrant delivered in substitution or exchange for any such warrant to purchase Common Stock, collectively, the “Warrants”), in the form of Exhibit B hereto, initially exercisable for a number of shares of Common Stock as set forth in the Warrant attached hereto as Exhibit B, duly executed and delivered by the authorized officers of Borrower.

L.            Opinion of Borrower’s Counsel. A written opinion of the Borrower’s legal counsel in form and substance reasonably acceptable to the Bank.

M.            Certifications. A certificate of Borrower certifying that (a) the representations and warranties made by Borrower in Section 7 of this Agreement are and will be correct in all material respects on and as of the date hereof, except to the extent that such representations and warranties specifically refer to any earlier date, and (b) no Default or Event of Default has occurred and is continuing on the date hereof or after giving effect to the loans.

N.            Landlord Agreements. Executed Landlord Agreements from each location where Borrower maintains Collateral worth more than $100,000 in the aggregate, including, without limitation, from the lessor of the Premises.

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3.2	Conditions Precedent to Each Extension of Credit. Before any extension of credit governed by this Agreement, whether by disbursement of a loan, or otherwise, the following conditions must be satisfied in a manner acceptable to the Bank:

A.           Representations. The representations of the Borrower in this Agreement and the other Loan Documents are true in all material respects on and as of the date of any extension of credit; and

B.            No Event of Default. No Default or Event of Default exists.

C.            Notice of Borrowing. The Bank shall have received a Notice of Borrowing (in a minimum amount of $100,000 or a higher integral multiple of $50,000) in the form of Exhibit A attached hereto (a “Notice of Borrowing”) not less than one (1) Business Day prior to the date of such requested funding, provided that the Notice of Borrowing with respect to the borrowings made on the Closing Date may be delivered on the Closing Date.

D.            Additional Documents. Within ten (10) days following written request to the Borrower, the Bank has received any other documents as it may reasonably request, which may include those items to be provided to the Bank pursuant to Section 3.1 current as of a recent date acceptable to the Bank.

3.3	Conditions Precedent to Additional Term Loan. Before any extension of credit governed by this Agreement, whether by disbursement of a loan, or otherwise, the following conditions must be satisfied in a manner acceptable to the Bank:

A.            Representations. The representations of the Borrower in this Agreement and the other Loan Documents are true in all material respects on and as of the date of any extension of credit; and

B.            No Event of Default. No Default or Event of Default exists.

C.            Notice of Borrowing. The Bank shall have received a Notice of Borrowing for the full amount of the Four Million Dollars and No/100 Cents ($4,000,000.00) in the form of Exhibit A attached hereto (a “Notice of Borrowing”) not less than one (1) Business Day prior to the date of such requested funding, provided that the Notice of Borrowing with respect to the borrowings made on the Closing Date may be delivered on the Closing Date.

D.            Additional Documents. Within ten (10) days following written request to the Borrower, the Bank has received any other documents as it may reasonably request, which may include those items to be provided to the Bank pursuant to Section 3.1 current as of a recent date acceptable to the Bank.

E.            Series A Preferred Stock. The Borrower shall have completed its proposed sale of Series A Preferred Stock with gross sales proceeds (before the subtraction therefrom for any underwriting discounts applied thereto) of not less than $15,000,000 by not later than November 30, 2015 and caused the same to be deposited into the Designated Deposit Account.

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4.	Affirmative Covenants. The Borrower shall and shall cause each of its Material Subsidiaries to:

4.1	Insurance. Maintain insurance, reasonably satisfactory to the Bank, with financially sound and reputable insurers covering its properties and business against those casualties and contingencies and in the types and amounts as are in accordance with sound business and industry practices and deliver to the Bank copies of the policies of such insurance showing the Bank as a loss payee with respect to each policy of property or casualty insurance and naming the Bank as an additional insured with respect to each policy of liability insurance, and providing that not less than thirty (30) days’ prior written notice will be given to the Bank prior to any cancellation of, material reduction or change in coverage provided or other material modification of any such policy, and upon request of the Bank, reports on each existing insurance policy showing such information as the Bank may reasonably request.

4.2	Existence; Payment of Obligations, etc. (a) Maintain its existence and business operations in accordance with all applicable laws and regulations, (b) pay its debts and obligations when due under normal terms except as would not reasonably be expected to have a material adverse effect on the financial condition of the Borrower, and (c) pay on or before their due date, all taxes, assessments, fees, charges and other governmental monetary obligations, except as they may be contested in good faith if they have been properly reflected on its books in accordance with GAAP and at the Bank’s request, adequate funds or other security have been pledged to ensure payment.

4.3	Financial Records. Maintain proper books and records of account in accordance with GAAP.

4.4	Inspection. Permit the Bank, at Borrower’s expense, to perform an annual collateral field audit of Borrower’s Accounts/accounts receivable, inventory and equipment during regular business hours and upon reasonable notice. At any time during regular business hours and as often as reasonably requested upon reasonable notice (but not more often than once in a calendar year unless (a) an Event of Default exists or (b) Bank, in its sole but reasonable discretion, has reason to require review and verification of compliance with the requirements of this Agreement) and at Borrower’s expense no more than two times in any calendar year, permit the Bank, or any employee, agent or representative thereof, to examine, audit and make copies and abstracts from Borrower’s records and books of account and to visit and inspect its properties, including, but not limited to, an annual collateral field audit on Borrower’s Accounts/accounts receivable, equipment and inventory, and to discuss its affairs, finances and accounts with any of its officers and key employees, and, upon request, furnish promptly to the Bank true copies of all financial information and internal management reports made available to their board of directors (or any committee thereof). Borrower shall furnish to the Bank such information concerning Borrower’s intellectual property (including, without limitation, application and registration numbers for any filings in connection with such intellectual property) as is reasonably necessary to permit the Bank to perfect a security interest in such intellectual property.

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4.5	Financial Reports. Maintain a standard and modern system of accounting in accordance with GAAP and furnish to the Bank whatever information, books and records the Bank may reasonably request, including at a minimum:

A.            As soon as available, but in any event within twenty (20) days after the end of each calendar month, a monthly cash report, monthly accounts receivable and payable reports with agings, monthly inventory and equipment reports and a monthly Asset Coverage Ratio report (as required by Section 5.3B), all of the foregoing accompanied by a covenant compliance certificate (in the form of Exhibit E attached hereto) executed by Borrower’s chief executive officer, chief financial officer, or other officer or person acceptable to the Bank, on behalf of Borrower, demonstrating compliance with Section 5.3B as of the date of the certificate, all in reasonable detail.

B.            As soon as available, but in any event within forty-five (45) days after the last day of the first three (3) fiscal quarters of each fiscal year of Borrower, a balance sheet of Borrower as at the end of such fiscal quarter, and the related statements of income and cash flows for such fiscal quarter and for the portion of Borrower’s fiscal year then ended, setting forth in each case in comparative form the figures for the corresponding fiscal quarter of the previous fiscal year and the corresponding portion of the previous fiscal year, all in reasonable detail and accompanied by a covenant compliance certificate executed by Borrower’s chief executive officer, chief financial officer, or other officer or person acceptable to the Bank (in its sole but reasonable discretion), on behalf of Borrower, certifying compliance with the covenants herein and that no Default or Event of Default exists under any provisions of this Agreement and demonstrating compliance with each of the covenants contained in Section 5.3 as of the date of the certificate.

C.            Within thirty (30) days of their filing, a copy of the federal and state income tax returns of the Borrower.

D.            Within one hundred twenty (120) days after and as of the end of each fiscal year of Borrower, detailed consolidated and consolidating, if applicable, financial statements including a balance sheet and statements of income, cash flow and retained earnings, such financial statement to be audited by Grant Thornton LLP or audited by another independent Certified Public Accountant of recognized standing acceptable to the Bank in the Bank’s sole but reasonable discretion and accompanied by a covenant compliance certificate executed by Borrower’s chief executive officer, chief financial officer, or other officer or person acceptable to the Bank (in its sole but reasonable discretion), certifying compliance with the covenants herein and that no Default or Event of Default exists under any provisions of this Agreement and demonstrating compliance with each of the covenants contained in Section 5.3 as of the date of the certificate.

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E.            Within sixty (60) days after the end of each fiscal year of Borrower, (i) an annual collateral field audit on the Eligible Accounts and (ii) annual projections, as approved by the Board of Directors of Borrower, for Borrower’s next fiscal year.

All compiled, reviewed or audited (as applicable) financial statements of Borrower specified in the preceding clauses shall be furnished in consolidated form for Borrower and all Subsidiaries that Borrower may at any time have. Together with each delivery of financial statements required by Section 4.5A, Borrower will deliver to the Bank a certificate of a principal officer of Borrower on behalf of Borrower certifying that such financial statements fairly present, in all material respects, the financial position of Borrower and its results of operations and cash flows, subject to changes resulting from year-end adjustments and the absence of footnotes and stating that there exists no Default or Event of Default or, if any Default or Event of Default exists, specifying the nature thereof, the period of existence thereof, and what action Borrower proposes to take with respect thereto.

4.6	Taxes. Cause to be paid on a timely basis, or before they become delinquent all material taxes and assessments, special or otherwise, and any other such charges relating to the Collateral which become due and payable from time to time, except as they may be contested in good faith if they have been properly reflected on its books and appropriate reserves therefor have been established in accordance with GAAP.

4.7	Maintenance of Properties. The Borrower will maintain, keep, and preserve all of its properties (tangible and intangible) necessary or useful in the proper conduct of its business in good working order and condition, ordinary wear and tear excepted. The Borrower shall from time to time make or cause to be made all necessary and proper repairs, renewals, replacements, additions, and improvements to its properties so that the business carried on by the Borrower may be properly and advantageously conducted at all times in accordance with prudent business management.

4.8	Location of Collateral. Except as to Collateral located at a facility that has been disclosed to Bank in writing pursuant to this Section 4.8, and if reasonably requested by Bank, for which the Bank has been provided a landlord, processor or similar waiver in form satisfactory to the Bank, all Collateral now owned by Borrower is and will be, and all Collateral hereafter acquired by Borrower will be, and to the extent the Collateral consists of intangible property such as accounts, the records concerning the Collateral will be kept at the Premises and such additional locations as are disclosed in writing to the Bank and approved by the Bank, which approval shall not be unreasonably withheld. Except in the ordinary course of its business, Borrower shall not remove the Collateral to any location that has not been disclosed to Bank pursuant to this Section 4.8.

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4.9	Notices of Claims, Litigation, Defaults, etc. Inform the Bank in writing promptly of (but not later than five (5) days following): (a) all existing and threatened litigation, claims, investigations, administrative proceedings and similar actions which could materially affect the financial condition of the Borrower; (b) the occurrence of any Default or Event of Default; (c) the institution of steps by the Borrower to withdraw from, or the institution of any steps to terminate, any employee benefit plan as to which the Borrower may have liability; and (d) any additions to or changes in the locations of the Borrower’s businesses.

4.10	Additional Information. Promptly deliver to the Bank such additional information and statements as the Bank may reasonably request from time to time.

4.11	Insurance Reports. Furnish to the Bank, promptly following the reasonable request of the Bank, reports on each existing insurance policy showing such information as the Bank may reasonably request.

4.12	Other Agreements. Comply with all terms and conditions of all other agreements, whether now or hereafter existing, between the Borrower and any other party where the failure to so comply could reasonably be expected to have a Material Adverse Effect on the Borrower.

4.13	Title to Assets and Property. Maintain good title to all of the Borrower’s assets and properties, free and clear of all Liens other than Permitted Liens, and defend such assets and properties against all claims and demands of all Persons at any time claiming any interest in them.

4.14	Additional Assurances. Make, execute and deliver to the Bank such other agreements as the Bank may reasonably request to evidence the Credit Facilities and to perfect any security interests securing the Credit Facilities.

4.15	Employee Benefit Plans. Maintain each employee benefit plan as to which the Borrower may have any liability in compliance in all material respects with all applicable requirements of law and regulations.

4.16	Material Subsidiaries.

A. In the event that Borrower creates or acquires a Domestic Material Subsidiary (or if a then-existing Domestic Subsidiary becomes a Domestic Material Subsidiary), Borrower shall within forty-five (45) days (unless a longer period is agreed to by Bank) (a) cause such Domestic Material Subsidiary (i) to execute and deliver a Guaranty, in favor of Bank, and (ii) to execute and deliver a security agreement, substantially in the form of the Security Agreement, granting a security interest in its assets to secure the Guaranty; (b) pledge to Bank the ownership interests of Borrower in such Domestic Material Subsidiary pursuant to a pledge agreement substantially in the form of the Pledge Agreement; and (c) deliver to Bank the outstanding share certificates (if any) (or other evidence of its equity) evidencing such pledged ownership interests.

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B. In the event that Borrower or any Domestic Subsidiary creates or acquires, a First Tier Foreign Subsidiary that is a Material Subsidiary (or if a then-existing First Tier Foreign Subsidiary becomes a Material Subsidiary), then Borrower or such Subsidiary shall within forty-five (45) days after such creation or acquisition (i) pledge to Bank sixty-five percent (65%) of the ownership interests in such First Tier Foreign Subsidiary owned by Borrower or such Domestic Subsidiary pursuant to a Pledge Agreement substantially in the form of Exhibit D hereto; (ii) deliver to Bank the outstanding share certificates (if any) (or other evidence of its equity) evidencing such pledged ownership interests; and (iii) upon Bank’s request take such further actions as are reasonably necessary (including, compliance with any and all foreign law requirements) to perfect Bank’s security interest in such pledged ownership interests.

4.17	Depository Relationship. Maintain all of its domestic banking depository and disbursement relationships with the Bank and establish such accounts and maintain balances therein with the Bank sufficient to cover the cost of all the Bank’s services; provided that the Bank in its sole discretion may permit the Borrower to maintain ancillary depository and disbursement relationships on such terms and conditions, and with such limitations, as the Bank may establish in its sole discretion and that Borrower may maintain any Permitted Deposit Account. For the avoidance of doubt, Borrower and its Subsidiaries may maintain foreign banking depository and disbursement relationships as required to conduct operations in foreign countries.

4.18	Remittance Account. After the occurrence of a Default or Event of Default, at the request of the Bank, instruct Account Debtors to make payments directly to a lockbox or cash collateral account maintained by the Bank in the Borrower’s name, to be applied against the Liabilities or, at the Bank’s sole election and discretion, to be paid or turned over, in whole or in part, to the Borrower.

4.19	Collateral. Notify Bank of any destruction of, or any substantial damage to, any material portion of the Collateral; keep Borrower’s equipment in good condition and repair, reasonable wear and tear excepted; and report, in form satisfactory to Bank, such information as Bank may reasonably request regarding the Collateral (such reports shall be for such periods, shall reflect Borrower’s records as at such time and shall be rendered with such frequency as Bank may reasonably designate). All information heretofore or hereafter furnished by Borrower to Bank is or will be true and correct in all material respects as of the date with respect to which such information is or will be furnished.

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4.20	Post-Closing. Provide (a) within 5 Business Days of the Closing Date a fully executed copy of a Deposit Account Control Agreement with TD Bank, in form and substance satisfactory to Bank, (b) within 60 days of the Closing Date, evidence that all deposit accounts with TD Bank other than those covered by a deposit account control agreement in favor of Bank on terms satisfactory to Bank in its sole discretion have been closed and (c) within 10 Business Days of the Closing Date, a fully executed landlord lien waiver with Datapipe, Inc. for the premises located at Somerset II, 200 Campus Drive, Somerset, NJ 08873, in form and substance satisfactory to Bank.

5.	Negative Covenants.

5.1	Unless otherwise noted, the requirements set forth in this section will be computed in accordance with GAAP applied on a basis consistent with the most recent audited financial statements submitted by the Borrower to the Bank prior to the date of this Agreement.

5.2	Without the written consent of the Bank, the Borrower will not and will not permit any of its subsidiaries to:

A.            Sale of Equity Interests. Except as would not cause a Change in Control of the Borrower, issue, sell, or otherwise dispose of any of its Equity Interests, without the prior written consent of the Bank.

B.            Investments, Loans and Extensions of Credit. Loan or extend credit to, or make any other Investment in, any Person.

C.            Debt. Incur, contract for, assume, or permit to remain outstanding any Indebtedness, other than (1) unsecured trade debt incurred in the ordinary course of business, (2) indebtedness owing to the Bank, (3) financing for automobiles, (4) annual financing for professional insurance, including directors & officers, errors & omission and employment practices liability insurance, and (5) indebtedness outstanding as of the date hereof that has been disclosed to the Bank in writing and that is not to be paid with proceeds of borrowings under the Credit Facilities.

D.            Guaranties. Guarantee or otherwise become or remain secondarily liable on the undertaking of another, except for endorsement of drafts for deposit and collection in the ordinary course of business.

E.            Liens. Create or permit to exist any Lien on any of its property, real or personal, except: (1) existing Liens known to the Bank; (2) Liens to the Bank; and (3) Liens incurred in the ordinary course of business securing current non-delinquent liabilities for taxes, worker’s compensation, unemployment insurance, social security and pension liabilities (all of the foregoing collectively referred to as “Permitted Liens”).

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F.            Use of Proceeds. Use, or permit any proceeds of the Credit Facilities to be used, directly or indirectly, for the purpose of “purchasing or carrying any margin stock” within the meaning of Federal Reserve Board Regulation U (and the Borrower will, promptly following request by the Bank, deliver to the Bank a completed Federal Reserve Board Form U-1).

G.            Continuity of Operations. (1) Engage in any business activities substantially different from those in which the Borrower is presently engaged; (2) cease operations, liquidate, merge, transfer, acquire or consolidate with any other entity, change its name, dissolve, or sell any assets out of the ordinary course of business (other than in connection with a Permitted Acquisition); (3) enter into any arrangement with any Person providing for the leasing by the Borrower or any subsidiary of real or personal property which has been sold or transferred by the Borrower or such subsidiary to such Person; or (4) change its business organization, the jurisdiction under which its business organization is formed or organized, or its chief executive office, or any place of its businesses.

H.            Limitation on Negative Pledge Clauses. Except for this Agreement and the other Loan Documents, enter into any agreement with any Person other than the Bank which prohibits or limits the ability of the Borrower or any of its subsidiaries to create or permit to exist any lien on any of its property, assets or revenues, whether now owned or hereafter acquired.

I.            Conflicting Agreements. Enter into any agreement containing any provision which would be violated or breached by the performance of the Liabilities.

J.            Government Regulation. (1) Be or become subject at any time to any law, regulation, or list of any government agency (including the U.S. Office of Foreign Asset Control list) that prohibits or limits the Bank from making any advance or extension of credit to the Borrower or from otherwise conducting business with the Borrower or any subsidiary, or (2) fail to provide documentary and other evidence of the Borrower’s or any subsidiary’s identity as may be requested by the Bank at any time to enable the Bank to verify the Borrower’s or such subsidiary’s identity or to comply with any applicable law or regulation, including Section 326 of the USA Patriot Act of 2001, 31 U.S.C. Section 5318.

K.            Mergers, Sales of Assets. (1) Merge or consolidate with any other Person or sell, lease, transfer, or otherwise dispose of all or any substantial part of its assets; (2) change its name; or (3) wind up, liquidate, or dissolve, except that Borrower and its Subsidiaries may, in the ordinary course of business, (a) sell inventory, (b) sell or dispose of other assets or properties no longer necessary for the proper conduct of the business of Borrower having an accounting book value, in any single transaction, to not more than $100,000 in the ordinary course of business, (c) enter into transactions that are secured by Permitted Liens, make Permitted Investments, and enter into other transactions that are otherwise permitted under Section 5.2 and that might constitute a transfer or disposition of assets, (d) transfers of assets that have an aggregate value of not more than $250,000 in any fiscal year, and (e) merge any Subsidiary into another Subsidiary or into Borrower.

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L.            Distributions. Make any Distribution other than Permitted Distributions, so long as no Default or Event of Default has occurred and is continuing..

5.3	Financial Covenants. Until all outstanding Liabilities (other than inchoate indemnity obligations) under this Agreement are paid in full and all of Bank’s commitments to make Advances hereunder have terminated or expired, Borrower will not:

A.            Maximum Senior Leverage Ratio. Permit the Senior Leverage Ratio to be greater than 2.25 to 1.00 as of the last day of any fiscal quarter beginning with the fiscal quarter ending September 30, 2016 and each quarter thereafter.

B.            Minimum Asset Coverage Ratio. Permit the Asset Coverage Ratio (at all times but measured and reported monthly beginning at the end of the first full month after the Closing Date) (i) at any time up to an including the period ending on December 31, 2015 to be less than 0.80 to 1.00, (ii) at any time after December 31, 2015 and up to an including the period ending on March 31, 2016 to be less than 0.90 to 1.00, and (iii) at any time thereafter to be less than 1.30 to 1.00.

C.            Minimum Consolidated Adjusted EBITDA. At any time, permit Borrower’s Consolidated Adjusted EBITDA for the fiscal quarter ending on (i) September 30, 2015 to be less than $150,000 for such fiscal quarter; (ii) December 31, 2015 to be less than $500,000 for such fiscal quarter; (iii) March 31, 2016 to be less than $950,000 for such fiscal quarter; and (iv) June 30, 2016 to be less than $1,050,000 for such fiscal quarter.

5.4	TD Bank Accounts. Borrower will not permit any deposit accounts with TD Bank not covered by (or in the process of being added to) a deposit account control agreement in favor of Bank on terms satisfactory to Bank in its sole discretion to have, in the aggregate, an outstanding balance of greater than $30,000 at any time.

6.	Collateral Matters. Borrower authorizes the Bank to file financing statements describing the Collateral with the Secretary of State of the State of Delaware. The Borrower shall take whatever other actions are reasonably requested by the Bank to perfect and continue the Bank’s security interest in the Collateral. Upon the reasonable request of the Bank, the Borrower will deliver to the Bank any and all of the documents and instruments evidencing or constituting the Collateral or any part thereof, together with an appropriate endorsement or assignment thereof satisfactory to the Bank, and the Borrower will note the Bank’s security interest upon and all chattel paper included in the Collateral. The Borrower irrevocably appoints the Bank as the agent and attorney-in-fact of the Borrower to execute such documents and take such actions as the Bank deems necessary to preserve and perfect the Bank’s security interest in the Collateral.

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7.	Representations.

7.1	Representations and Warranties by Borrower. Borrower represents and warrants that: (a) the execution and delivery of this Agreement and the Notes and other Loan Documents, and the performance of the obligations they impose, do not violate any law, conflict with any agreement by which it is bound, or require the consent or approval of any governmental authority or other third party, (b) this Agreement and the Notes and other Loan Documents are valid and binding agreements, enforceable according to their terms, subject to bankruptcy, insolvency and similar laws affecting the rights of creditors generally and general principles of equity, (c) all balance sheets, profit and loss statements, and other financial statements and other information furnished to the Bank in connection with the Liabilities are accurate in all material respects and fairly reflect, in all material respects, the financial condition of the organizations and Persons to which they apply on their effective dates, including contingent liabilities of every type required by GAAP to be disclosed thereon, (d) no litigation, claim, investigation, administrative proceeding or similar action (including those for unpaid taxes) against the Borrower is pending or threatened in writing, and no other event has occurred which may in any one case or in the aggregate materially adversely affect the Borrower’s financial condition and properties, other than litigation, claims, or other events, if any, that have been disclosed to and acknowledged by the Bank in writing, (e) all of the Borrower’s tax returns and reports that are or were required to be filed, have been filed, and all taxes, assessments and other governmental charges have been paid in full, except those presently being contested by the Borrower in good faith and for which adequate reserves have been provided, (f) the Borrower is not a “holding company” or a company “controlled” by an “investment company”, within the meaning of the Investment Company Act of 1940, as amended, (g) the Borrower is not a “holding company”, or a “subsidiary company” of a “holding company” or an “affiliate” of a “holding company” or of a “subsidiary company” of a “holding company” within the meaning of the Public Utility Holding Company Act of 2005, as amended, (h) Borrower owns, or is licensed to use, all patents, patent rights, franchises, trademarks, trade names, copyrights, technology, know-how and processes necessary for the conduct of its business; (i) no part of the proceeds of the Credit Facilities will be used for “purchasing” or “carrying” any “margin stock” in violation of Regulation T, U or X of the Board of Governors of the Federal Reserve System of the United States (the “Board”) as now and from time to time hereafter in effect or for any purpose which violates the provisions of any regulations of the Board and Borrower is not engaged, nor will Borrower engage, principally or as one of its important activities, in the business of extending credit for the purpose of “purchasing” or “carrying” “margin stock” within the respective meanings of each of the quoted terms under Regulation T, U or X of the Board as now and from time to time hereafter in effect; (j) no statement, information, report, representation, or warranty made by Borrower or any subsidiary in any Loan Document or furnished to Bank in connection with any Loan Document contains any untrue statement of a material fact or omits to state any material fact necessary to make the statements herein or therein not misleading (it being recognized by Bank that the projections and forecasts provided by Borrower in good faith and based upon reasonable assumptions are not viewed as facts and that actual results during the period or periods covered by such projections and forecasts may differ from the projected or forecasted results); (k) Borrower and its Subsidiaries are in compliance in all material respects with all material Laws that are applicable to such Person; (l) Borrower and its Subsidiaries are Solvent on a consolidated basis; (m) Schedule 7(m) sets forth all subsidiaries of Borrower; and (n) attached hereto as Schedule 7.1(n) is a complete and accurate list as of the date hereof of all Material Contracts of the Borrower, showing the parties and subject matter thereof and amendments and modifications thereto, and except as set forth on Schedule 7.1(n), each Material Contract is not in default due to the action or inaction of the Borrower, and no Default or Event of Default has occurred and is continuing or will result from the consummation of this Agreement or any of the other Loan Documents, the consummation of the transactions contemplated hereby or thereby or the making of the loans hereunder.

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The Borrower further represents that: (a) it is duly organized, existing and in good standing pursuant to the laws under which it is organized, and (b) the execution and delivery of this Agreement and the Notes and the performance of the obligations they impose (i) are within its powers, (ii) have been duly authorized by all necessary action of its governing body, and (iii) do not contravene the terms of its certificate or articles of incorporation or organization, its bylaws, or any partnership, operating or other agreement governing its affairs.

7.2	Representations Regarding Assets. With respect to any asset of Borrower utilized in the calculation of the Asset Coverage Ratio set forth in this Agreement, Borrower represents and warrants to the Bank: (1) each asset represented by Borrower to be eligible for Asset Coverage Ratio purposes of this Agreement conforms to the eligibility definitions set forth in this Agreement; (2) all asset values delivered to the Bank will be consistent with GAAP, subject to immaterial variance; and be determined on a consistent accounting basis; and (3) the Bank, its assigns, or agents shall have the right upon prior written notice to Borrower, to confirm with Account Debtors the accuracy of such Accounts maintained with the Borrower.

8.	Default and Remedies.

8.1          Events of Default. Each of the following shall constitute an “Event of Default” under this Agreement:

A.            The Borrower fails to pay when due any principal or, within five (5) days after the same becomes due, any interest or other amount under any Note or other Loan Document; or

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B.            The Borrower fails to perform any agreement or covenant set forth in Sections 4.1, 4.2(a), 4.8 or 5.

C.            The Borrower or any other Obligor fails to perform any agreement or covenant set forth in this Agreement or any other Loan Document, other than as specified under clause A or B above, and such failure is not cured within thirty (30) days after the earlier of (i) the Borrower’s becoming aware of such failure, or (ii) the Bank’s sending written notice to the Borrower of such failure; or

D. Default shall occur in the payment of any principal, interest, or premium with respect to any indebtedness of the Borrower or any other Obligor for borrowed money in excess of $100,000 and such default shall continue for more than the period of grace, if any, therein specified and shall not have been effectively waived, or if any such indebtedness shall be declared due and payable prior to the stated maturity thereof; or

E.            Any representation, warranty or certification, made or given in or pursuant to this Agreement by the Borrower or any other Obligor or otherwise made by the Borrower or any other Obligor in writing in connection with this Agreement, proves to be untrue in any material respect when such representation, warranty or certification is made or given hereunder; or

F.            The Collateral, or any material part thereof, is damaged or destroyed by fire or other casualty and the cost to rebuild or reconstruct or replace exceeds the face amount of insurance actually collected or in the process of collection through diligent efforts of the Borrower, and the Borrower fails to deposit or to cause to be deposited with the Bank the deficiency within thirty (30) days after the Bank’s written request therefor, unless such deficiency is less than $100,000; or

G.           Any petition is filed or proceeding is commenced for any attachment, levy, or seizure of any property of the Borrower or any other Obligor subject to a lien in favor of the Bank; or any judgment or judgments, writ or writs, warrant or warrants of attachment, or any similar process or processes in an aggregate amount in excess of $100,000 shall be entered or filed against the Borrower or any other Obligor or against any property or assets of the Borrower or any other Obligor and remains unvacated, unbonded or unstayed for a period of thirty (30) days; or

H.            The Borrower or any other Obligor: shall be unable to pay its debts as they become due; files a petition to take advantage of any insolvency act; makes an assignment for the benefit of its creditors; commences a proceeding for or consents to the appointment of a receiver, trustee, liquidator, or conservator of itself or of the whole or any substantial part of its property; files a petition or answer to a petition under any chapter of the United States Bankruptcy Code, as amended, or files a petition or seeks relief under or takes advantage of any other reorganization, arrangement or readjustment of debt, insolvency, or receivership law or statute of the United States of America or any state thereof; or there is commenced against the Borrower or any other Obligor any proceeding for any of the foregoing relief and such proceeding is not dismissed or stayed within thirty (30) days after the commencement thereof; or if the Borrower or any other Obligor by any act indicates its consent to, or approval or authorization of, any such proceeding or petition; or

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I.             Any material provision of any Loan Document shall for any reason (other than pursuant to the terms thereof) cease to be valid and binding on or enforceable against the Borrower or any other Obligor, or the Borrower or any other Obligor (or any Person on behalf of the Borrower or any other Obligor) shall so state in writing or bring an action to limit its obligations or liabilities thereunder; or the Security Agreement or any other applicable Loan Document shall for any reason (other than pursuant to the terms thereof) cease to create a valid security interest in the Collateral purported to be covered thereby or such security interest shall for any reason cease to be a perfected and valid first priority security interest subject only to Permitted Liens; or

J.            Prior to the Bank’s filing of the financing statements showing the Borrower or any other Obligor as debtor, any other financing statement showing the Borrower or such other Obligor as debtor and describing any of the Collateral shall be filed by a third party, other than with respect to Permitted Liens; or

K.            The Borrower or any other Obligor opens and/or maintains any of its banking depository and disbursement relationships with any bank or other financial institution other than the Bank (except for any Permitted Deposit Account) unless that the Bank, in its sole discretion, has permitted such relationship on such terms and conditions, and with such limitations, as the Bank may establish in its sole discretion.

8.2	Bank Remedies. Upon the occurrence of any Event of Default under Section 8.1I, the commitment (if any) of the Bank under this Agreement to extend credit or make disbursements to the Borrower shall automatically terminate and the unpaid principal amount of all outstanding Advances and the Term Loan and all other Liabilities shall automatically become due and payable without further act of the Bank. After the occurrence of any other Event of Default, after any applicable cure period has expired, the Bank shall have the right in addition to all the remedies conferred upon the Bank by law or equity or the terms of any of the Loan Documents, to do any or all of the following, concurrently or successively, without notice to the Borrower:

A.            Declare the Liabilities to be, and the Liabilities shall thereupon become, immediately due and payable without prior notice to the Borrower; and

B.            Terminate the Bank’s commitment (if any) under this Agreement to extend credit of any kind or to make any disbursement, whereupon such commitment shall terminate; and

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C.            Exercise on behalf of itself all or any of its rights and remedies of a secured party under this Agreement, under any of the Loan Documents, under the Uniform Commercial Code, and otherwise, including the right to foreclose the security interest granted herein by any available judicial or other procedure and/or to take possession of any or all of the Collateral and the books and records relating thereto with or without judicial process, for which purpose the Bank may enter on any or all of the properties where any of the Collateral or books or records may be situated and take possession and remove the same therefrom in accordance with applicable law; proceed to protect and enforce its rights or remedies either by suit in equity or by action at law, or both; require the Borrower to assemble any or all of the Collateral and any or all certificates of title and other documents relating to the Collateral at a place designated by the Bank; charge or set off all sums owing to the Bank by the Borrower against any and all of the Borrower’s accounts (including accounts held jointly with others) and credit balances at the Bank, regardless of the stated maturity thereof; exercise in the Borrower’s name all rights with respect to the Collateral, including the right to collect any and all money due or to become due, endorse checks, notes, drafts, instruments, or other evidences of payment, receive and open mail addressed to the Borrower, and settle, adjust, or compromise any dispute with respect to any item of Collateral; and to cause all or any part of the Collateral to be transferred to or registered in its name or in the name of any other Person, with or without designating the capacity of that nominee.

D.            Without limiting any other available remedy, the Borrower is liable for any deficiency remaining after disposition of any Collateral. The Borrower is liable to the Bank for all reasonable costs and expenses of every kind incurred (or charged by internal allocation) in connection with the negotiation, preparation, execution, filing, recording, modification, supplementing and waiver of any Loan Documents and the making, servicing and collection of the Notes or the other Loan Documents and any other amounts owed under the Notes or the other Loan Documents, including reasonable attorneys’ fees and court costs. These costs and expenses include any costs or expenses incurred by the Bank in any bankruptcy, reorganization, insolvency or other similar proceeding.

E.            The order and manner in which the Bank’s rights and remedies are to be exercised shall be determined by the Bank in its sole and absolute discretion. Regardless of how the Bank may treat payments for the purpose of its own accounting, for the purpose of computing the Liabilities under each Loan Document, payments shall be applied first, to costs and expenses (including attorney costs) incurred by the Bank, second, to the payment of accrued and unpaid interest on the Notes to and including the date of such application, third, to the payment of the unpaid principal of the Notes, and fourth, to the payment of all other amounts (including fees) then owing to the Bank under the Loan Documents. No application of payments will cure any Default or Event of Default, or prevent acceleration, or continued acceleration, of amounts payable under the Loan Documents, or prevent the exercise, or continued exercise, of rights or remedies of Bank hereunder or thereunder or at Law or in equity.

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8.3	Waivers. The Borrower waives: (a) to the extent not prohibited by law, all rights and benefits under any laws or statutes regarding sureties, as may be amended; (b) any right to receive notice of the following matters before the Bank enforces any of its rights: (i) the Bank’s acceptance of this Agreement, a Note or any other Loan Document, (ii) any credit that the Bank extends to the Borrower, (iii) the Borrower’s default, (iv) any demand, diligence, presentment, dishonor and protest, or (v) any action that the Bank takes regarding the Borrower, anyone else, any Collateral, or any of the Liabilities, that it might be entitled to by law, under any other agreement, in equity or otherwise; (c) any right to require the Bank to proceed against the Borrower, any other Obligor, or any Collateral, or pursue any remedy in the Bank’s power to pursue; (d) any defense based on any claim that any endorser’s or other Obligor’s obligations exceed or are more burdensome than those of the Borrower; (e) the benefit of any statute of limitations affecting liability of any endorser or other Obligor or the enforcement hereof; (f) any defense arising by reason of any disability or other defense of the Borrower or by reason of the cessation from any cause whatsoever (other than payment in full) of the obligation of the Borrower for the Liabilities; and (g) any defense based on or arising out of any defense that any Obligor may have to the payment or performance of the Liabilities or any portion thereof. The Borrower consents to any extension or postponement of time of its payment without limit as to the number or period, to any substitution, exchange or release of all or any part of the Collateral, to the addition of any other Person, and to the release or discharge of, or suspension of any rights and remedies against, any Obligor. The Bank may waive or delay enforcing any of its rights without losing them. Any waiver affects only the specific terms and time period stated in the waiver. No modification or waiver of any provision of this Agreement or any other Loan Document is effective unless it is in writing and signed by the Person against whom it is being enforced.

8.4	Cooperation. The Borrower agrees to fully cooperate with the Bank and not to delay, impede or otherwise interfere with the efforts of the Bank to secure payment from the Collateral including actions, proceedings, motions, orders, agreements or other matters relating to relief from automatic stay, abandonment of Property, use of cash Collateral and sale of the Collateral free and clear of all Liens.

8.5	Rights and Remedies Cumulative. All of the Bank’s rights and remedies, whether evidenced by this Agreement or by any other writing, shall be cumulative and may be exercised singularly or concurrently. Election by the Bank to pursue any remedy shall not exclude pursuit of any other remedy, and an election to make expenditures or to take action to perform an obligation of the Borrower under this Agreement, after the failure of the Borrower to perform, shall not affect the Bank’s right to declare a default and to exercise its remedies.

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9.	Miscellaneous.

9.1	Notice. Any communications, requests or notices required or appropriate to be given under this Agreement shall be in writing and addressed to the party from the notice intended as follows:

BORROWER:	Medical Transcription Billing, Corp.

7 Clyde Road

Somerset, New Jersey 08873

Attn: Bill Korn, Chief Financial Officer

Telephone: 732-873-5133 *****

*****************

and:

Medical Transcription Billing, Corp.

7 Clyde Road

Somerset, New Jersey 08873

Attn: Amritpal Deol, General Counsel

Telephone: 732-873-5133 *****

*****************

BANK:	Opus Bank

343 Sansome Street #540

San Francisco, CA 94104

Attn: Douglas Stewart, Managing Director

**************

*****************

and:

Schiff Hardin LLP

233 South Wacker Drive

Suite 6600

Chicago, Illinois 60606-6473

Attn: Sean T. Maloney

*****************

Any notices and demands required under this Agreement shall be in writing and delivered to the intended party at its address above by one of the following means: (a) by hand, (b) by a nationally recognized overnight courier service, (c) by email or (d) by certified mail, postage prepaid, with return receipt requested. Notice shall be deemed given: (a) upon receipt if delivered by hand, (b) on the Delivery Day after the day of deposit with a nationally recognized courier service, (c) on the Delivery Day sent if sent by email, or (d) on the third Delivery Day after the notice is deposited in the mail. Any party may change its address for purposes of the receipt of notices and demands by giving notice of such change in the manner provided in this provision.

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9.2	No Waiver. No delay on the part of the Bank in the exercise of any right or remedy waives that right or remedy. No single or partial exercise by the Bank of any right or remedy precludes any other future exercise of it or the exercise of any other right or remedy. No waiver or indulgence by the Bank of any default is effective unless it is in writing and signed by the Bank, nor shall a waiver on one occasion bar or waive that right on any future occasion.

9.3	Integration. This Agreement, the Notes and the other the Loan Documents embody the entire agreement and understanding between the Borrower and the Bank and supersede all prior agreements and understandings relating to their subject matter. If any one or more of the Liabilities is invalid, illegal or unenforceable in any jurisdiction, the validity, legality and enforceability of the remaining obligations of the Borrower shall not in any way be affected or impaired, and the invalidity, illegality or unenforceability in one jurisdiction shall not affect the validity, legality or enforceability of the Liabilities in any other jurisdiction.

9.4	Governing Law and Venue. This Agreement shall be governed by the laws of the state of New York (without giving effect to its laws of conflicts). Borrower agrees that any legal action or proceeding with respect to any of the Liabilities may be brought by the Bank in any state or federal court located in the city of San Francisco, as the Bank in its sole discretion may elect. By the execution and delivery of this Agreement, Borrower submits to and accepts, for itself and in respect of its property, generally and unconditionally, the exclusive jurisdiction of those courts. Borrower waives any claim that the state of California is not a convenient forum or the proper venue for any such suit, action or proceeding.

9.5	Captions. Section headings are for convenience of reference only and do not affect the interpretation of this Agreement.

9.6	Subsidiaries of Borrower. To the extent the context of any representation, warranty or covenant of this Agreement makes it appropriate, the word “Borrower” as used in this Agreement shall include all of the Borrower’s Material Subsidiaries.

9.7	Survival of Representations and Warranties. The Borrower understands and agrees that in extending the Credit Facilities, the Bank is relying on all representations, warranties, and covenants made by the Borrower in this Agreement or in any certificate or other instrument delivered by the Borrower to the Bank under this Agreement. The Borrower further agrees that regardless of any investigation made by the Bank, all such representations, warranties and covenants will survive the making of the Credit Facilities and delivery to the Bank of this Agreement, shall be continuing in nature, and shall remain in full force and effect until such time as the Liabilities shall be paid in full.

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9.8	Non-Liability of the Bank. The relationship between the Borrower and the Bank created by this Agreement is strictly a debtor and creditor relationship and not fiduciary in nature, nor is the relationship to be construed as creating any partnership or joint venture between the Bank and the Borrower. The Borrower is exercising the Borrower’s own judgment with respect to the Borrower’s business. All information supplied to the Bank is for the Bank’s protection only and no other party is entitled to rely on such information. There is no duty for Bank to review, inspect, supervise or inform the Borrower of any matter with respect to the Borrower’s business. The Bank and the Borrower intend that the Bank may reasonably rely on all information supplied by the Borrower to the Bank, together with all representations and warranties given by the Borrower to the Bank, without investigation or confirmation by the Bank and that any investigation or failure to investigate will not diminish the Bank’s right to so rely.

9.9	Indemnification of the Bank. The Borrower agrees to indemnify, defend and hold the Bank and any of its subsidiaries or affiliates or their successors, and each of their respective shareholders, directors, officers, employees and agents (collectively, the “Indemnified Persons”) harmless from any and all obligations, claims, liabilities, losses, damages, penalties, fines, forfeitures, actions, judgments, suits, costs, expenses and disbursements of any kind or nature (including any Indemnified Person’s reasonable attorneys’ fees) (collectively, the “Claims”) which may be imposed upon, incurred by or assessed against any Indemnified Person arising out of or relating to this Agreement; the exercise of the rights and remedies granted under this Agreement (including the enforcement of this Agreement and the defense of any Indemnified Person’s action or inaction in connection with this Agreement); and in connection with the Borrower’s failure to perform all of the Liabilities, except to the limited extent that the Claims against any such Indemnified Person are found by a court of competent jurisdiction in a final non-appealable judgment to have been caused by such Indemnified Person’s gross negligence or willful misconduct. The indemnification provided for in this section shall survive the termination of this Agreement and the payment of the Liabilities and shall extend to and continue to benefit each individual or entity who is or has at any time been an Indemnified Person.

The Borrower’s indemnity obligations under this section shall not in any way be affected by the presence or absence of covering insurance, or by the amount of such insurance or by the failure or refusal of any insurance carrier to perform any obligation on its part under any insurance policy or policies affecting the Borrower’s assets or the Borrower’s business activities. Should any Claim be made or brought against any Indemnified Person by reason of any event as to which the Borrower’s indemnification obligations apply, then, upon any Indemnified Person’s demand, the Borrower, at its sole cost and expense, shall defend such Claim in the Borrower’s name, if necessary, by the attorneys for the Borrower’s insurance carrier (if such Claim is covered by insurance), or otherwise by such attorneys as any Indemnified Person shall approve. Any Indemnified Person may also engage its own attorneys at its reasonable discretion to defend the Borrower and to assist in its defense and the Borrower agrees to pay the fees and disbursements of such attorneys.

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9.10	Counterparts. This Agreement may be executed in multiple counterparts, each of which, when so executed, shall be deemed an original, but all such counterparts, taken together, shall constitute one and the same agreement.

9.11	Sole Discretion of the Bank; Exclusive Right of the Bank to Take Action. Whenever any consent, determination, approval or other action of the Bank is required or permitted under this Agreement, any such determination and the decision as to whether or not to consent or approve or take such other action shall be in the sole and exclusive reasonable discretion of the Bank, and only the Bank, and the Bank’s decision shall be final and conclusive and no other action, consent, determination or approval shall be required.

9.12	Advice of Counsel. The Borrower acknowledges that it has been advised by counsel, or had the opportunity to be advised by counsel, in the negotiation, execution and delivery of this Agreement and any documents executed and delivered in connection with the Credit Facilities.

9.13	Recovery of Additional Costs. If any Change in Law shall impose, modify, or make applicable any reserve requirements, capital adequacy requirements, or other obligations which would (A) increase the cost to the Bank for extending or maintaining the Credit Facilities, (B) reduce the amounts payable to the Bank under the Credit Facilities, or (C) reduce the rate of return on the Bank’s capital as a consequence of the Bank’s obligations with respect to the Credit Facilities, then the Borrower agrees to pay the Bank such additional amounts as will compensate the Bank therefor, within five (5) days after the Bank’s written demand for such payment. The Bank’s demand shall be accompanied by an explanation of such imposition or charge and a calculation in reasonable detail of the additional amounts payable by the Borrower, which explanation and calculations shall be conclusive absent manifest error.

9.14	Taxes. Any and all payments by or on account of any obligation of the Borrower under any Loan Document shall be made without deduction or withholding for any Taxes, except as required by applicable law. If any applicable law (as determined in the good faith discretion of the Bank) requires the deduction or withholding of any Tax from any such payment by the Bank, then the Bank shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant governmental authority in accordance with applicable law and, if such Tax is an Indemnified Tax, then the sum payable by the Borrower shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section) the Bank receives an amount equal to the sum it would have received had no such deduction or withholding been made.

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The Borrower shall timely pay to the relevant governmental authority in accordance with applicable law, or at the option of the Bank timely reimburse it for the payment of, any Other Taxes. As soon as practicable after any payment of Taxes by the Borrower to a governmental authority pursuant to this Section, the Borrower shall deliver to the Bank the original or a certified copy of a receipt issued by such governmental authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Bank.

The Borrower shall indemnify the Bank, within 10 days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section) payable or paid by the Bank or required to be withheld or deducted from a payment to the Bank and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant governmental authority. The Bank’s demand shall be accompanied by an explanation of such imposition or charge and a calculation in reasonable detail of the additional amounts payable by the Borrower, which explanation and calculations shall be conclusive absent manifest error.

The provisions of and undertakings and indemnification set forth in this section shall survive the termination of the this Agreement and the payment of the Liabilities.

9.15	Conflicting Terms. If this Agreement is inconsistent with any provision in any agreement related to the Credit Facilities, the provisions of this Agreement shall control any such inconsistency.

9.16	Fees and Expenses. The Borrower shall promptly pay or reimburse the Bank for all reasonable expenses, regardless of whether the loans are disbursed in whole or in part, incurred in connection with the issuance of the Bank’s commitment letter and the making of the loans, including preparation and review of all Loan Documents by the Bank’s outside counsel, taxes of any kind, appraisal, recording costs, inspection costs and attorneys’ fees. The Borrower shall pay promptly to the Bank on demand reasonable attorneys’ fees and all costs and other expenses paid or incurred by the Bank in duly enforcing or exercising its rights or remedies created by, connected with or provided in this Agreement, the Notes, or the other Loan Documents or as a result of any litigation or threatened litigation or the preparation therefore in which the Bank is a party or threatened to be made a party and which in any way whatsoever relates to this Agreement. These costs and expenses include any costs or expenses incurred by the Bank in any bankruptcy, reorganization, insolvency or other similar proceeding.

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9.17	Indemnity Agreement. The Borrower agrees to indemnify, defend, and hold the Bank harmless from and against any and all losses, damages, liabilities, and expenses (including reasonable attorneys’ fees) the Bank may sustain as a consequence of the occurrence of any Default or Event of Default or the breach or inaccuracy of any representation and warranty made by the Borrower in this Agreement or any document, financial statement, credit information, certificate, or statement furnished to the Bank. The Borrower agrees to indemnify, defend, and hold the Bank harmless from and against any and all losses, damages, liabilities, and expenses (including reasonable attorneys’ fees) that at any time or from time to time may be paid, incurred, or suffered by, or asserted against, the Bank for, with respect to, or as a direct or indirect result of the presence on or under, or the escape, seepage, leakage, spillage, discharge, emission, or release from, the Premises or any part thereof, into or upon any land, the atmosphere, or any water course, body of water, or wet lands, of any Hazardous Material occurring during or prior to the period of ownership of the Premises or any part thereof by the Borrower or as a result of conditions existing during such period (including any losses, liabilities, damages, or expenses asserted or arising under any applicable law or regulation). The provisions of and undertakings and indemnification set forth in this section shall survive the termination of this Agreement and the payment of the Liabilities.

10.	USA PATRIOT ACT NOTIFICATION. The following notification is provided to the Borrower pursuant to Section 326 of the USA PATRIOT Act of 2001, 31 U.S.C. Section 5318:

IMPORTANT INFORMATION ABOUT PROCEDURES FOR OPENING A NEW ACCOUNT. To help the government fight the funding of terrorism and money laundering activities, Federal law requires all financial institutions to obtain, verify, and record information that identifies each Person that opens an account, including any deposit account, treasury management account, loan, other extension of credit, or other financial services product. What this means for the Borrower: When the Borrower opens an account, if the Borrower is an individual the Bank will ask for the Borrower’s name, taxpayer identification number, residential address, date of birth, and other information that will allow the Bank to identify the Borrower, and if the Borrower is not an individual the Bank will ask for the Borrower’s name, taxpayer identification number, business address, and other information that will allow the Bank to identify the Borrower. The Bank may also ask, if the Borrower is an individual to see the Borrower’s driver’s license or other identifying documents, and if the Borrower is not an individual to see the Borrower’s legal organizational documents or other identifying documents.

11.	WAIVER OF SPECIAL DAMAGES. THE BORROWER WAIVES, TO THE MAXIMUM EXTENT NOT PROHIBITED BY LAW, ANY RIGHT THE UNDERSIGNED MAY HAVE TO CLAIM OR RECOVER FROM THE BANK IN ANY LEGAL ACTION OR PROCEDING ANY SPECIAL, EXEMPLARY, PUNITIVE OR CONSEQUENTIAL DAMAGES.

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12.	Judicial Reference Waiver of Jury Trial. In all the Loan Documents the sections regarding “Jury Trial Waiver” are hereby deleted in their entirety and all claims in connection with the Loan Documents shall be determined by a consensual general judicial reference, pursuant to the provisions of California Code of Civil Procedure §§ 638 et seq., as such statutes may be amended or modified from time to time, and as more fully set forth in Exhibit C.

[Rest of Page Intentionally Blank; Signatures Appear on Following Page]

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Opus Bank	Medical Transcription Billing, Corp.

By: /s/ Douglas Stewart	By:/s/ Mahmud Haq
Name: Douglas Stewart	Name: Mahmud Haq
Title: Managing Director	Title: CEO

Date Signed: 9/2/2015	Date Signed: 9/2/2015

Signature Page to Credit Agreement

Exhibit A

FORM OF NOTICE OF BORROWING

Date: _______________, ____

To:	Opus Bank, as Lender

Ladies and Gentlemen:

Reference is made to that certain Credit Agreement dated as of September ____, 2015 among Medical Transcription Billing, Corp. a Delaware corporation (“Borrower”), and Opus Bank, a California Commercial Bank (“Bank”) (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Agreement”, the terms defined therein being used herein as therein defined).

The undersigned hereby requests a Borrowing of a Loan:

1.             On

2.             Consisting of a [Term Loan in the amount of $4,000,000 under Loan Number *********]1[and] [an Advance on the Revolving Loan in the amount of [$___________] under Loan Number ********* ]2[Additional Term Loan in the amount of $4,000,000 under Loan Number *********]3

The foregoing request complies with the requirements of Section 3.2 of the Agreement. The undersigned hereby certifies that the following statements are true on the date hereof, and will be true on the above date, before and after giving effect to the Loan:

(a)           The representations and warranties made by Borrower in Section 7 of the Agreement are and will be correct in all material respects on and as of the date of this Loan, except to the extent that such representations and warranties specifically refer to any earlier date; and

(b)           No Default or Event of Default has occurred and is continuing on the date hereof or after giving effect to the Loan.

Medical Transcription Billing Corp., a Delaware corporation, as Borrower

By:
Printed Name:
Its:

1 Term Loan only available on the Closing Date.

2 Available in a minimum amount of $100,000 or a higher integral multiple of $50,000.

3 Additional Term Loan only available upon the satisfaction of Section 3.3 of the Agreement.

A-1

Exhibit B

FORM OF WARRANT

(See Attached)

Exhibit C

Judicial Reference and Waiver of Jury Trial

1.            DEFINED TERMS. Initially capitalized terms shall have the meanings given to such terms in the agreement. In addition, the following term when used in this agreement shall have the meaning set forth below (such meaning to be equally applicable to both the singular and plural forms of the term defined):

(a)           “Claim” means any claim, cause of action, dispute or controversy between or among the Parties, whether sounding in contract, tort or otherwise, which arises out of or relates to: (i) any of the Loan Documents, (ii) any negotiations, communications, alleged promises, or representations relating to any of the Loan Documents, whether or not incorporated into the Loan Documents or (iii) any indebtedness incorporated into or evidenced by any of the Loan Documents.

2.            CLAIMS SUBJECT TO JUDICIAL REFERENCE; CONDUCT OF REFERENCE.

(a)           Each Claim shall be determined by a consensual general judicial reference (the “Reference”) pursuant to the provisions of California Code of Civil Procedure §§ 638 et seq., as such statutes may be amended or modified from time to time.

(b)           Upon a written request of Bank or Borrower, or upon an appropriate motion by Bank or Borrower, any pending action relating to any Claim and every Claim shall be heard by a single Referee who shall then try all issues (including any and all questions of law and questions of fact relating thereto), and issue findings of fact and conclusions of law and report a statement of decision. The Referee’s statement of decision will constitute the conclusive determination of the Claim. The Bank and Borrower agree that the Referee shall have the power to issue all legal and equitable relief appropriate under the circumstances before him/her.

(c)           The parties shall promptly and diligently cooperate with one another and the Referee, and shall perform such acts as may be necessary to obtain prompt and expeditious resolution of all Claims in accordance with the terms of this Agreement.

(d)           Bank or Borrower may file the Referee’s findings, conclusions and statement with the clerk or judge of any appropriate court, file a motion to confirm the Referee’s report and have judgment entered thereon. If the report is deemed incomplete by such court, the Referee may be required to complete the report and resubmit it.

(e)           Bank or Borrower will have such rights to assert such objections as are set forth in California Code of Civil Procedure §§ 638 et seq.,

(f)           The Reference shall be closed to the public and confidential. All records relating to the Reference shall be permanently sealed when the order thereon become final.

3.           SELECTION OF REFEREE; POWERS.

(a)           The Bank and Borrower shall select a single neutral referee (the “Referee”), who shall be a retired judge or justice of the courts of the State of California, or a federal court judge, in each case, with at least ten years of judicial experience in civil matters. The Referee shall be appointed in accordance with California Code of Civil Procedure Section 638 (or pursuant to comparable provisions of federal law if the dispute falls within the exclusive jurisdiction of the federal courts).

(b)           If within ten (10) days of the request or motion for the Reference, Bank or Borrower cannot agree upon a Referee, either Party may request or move that the Referee be appointed by the court. The Referee shall determine all issues relating to the applicability, interpretation, legality and enforceability of this Agreement.

4.            PROVISIONAL REMEDIES, SELF-HELP AND FORECLOSURE.

(a)           No provision of this Agreement shall limit the right of Bank or Borrower to (i) exercise self-help remedies including, without limitation, set-off, (ii) initiate judicial or non-judicial foreclosure against any real or personal property collateral, (iii) exercise any judicial or power of sale rights, or (iv) obtain or oppose provisional or ancillary remedies, including without limitation, injunctive relief, writs of possession, the appointment of a receiver, and/or additional or supplementary remedies from a court of competent jurisdiction before, after or during the pendency of the Reference.

(b)           The exercise of, or opposition to, any such remedy does not waive the right of Bank or Borrower to the Reference pursuant to this Agreement.

5.           COSTS AND FEES.

(a)           Promptly following the selection of the Referee, the Bank and Borrower shall advance equal portions of the estimated fees and costs of the Referee.

(b)           In the statement of decision issued by the Referee, the Referee shall award costs, including reasonable attorneys’ fees, to the prevailing party, if any, and may order the Referee’s fees to be paid or shared by the Bank or Borrower in such manner as the Referee deems just.